Exhibit 10.94

Subcontractor Agreement #4902A20003

Amendment Number Three (3) to
The Master Agreement for Subcontracted Services
IBM as Prime Contractor
#4902A20003

International Business Machines Corporation (IBM) and Chordiant Software, Inc. (Chordiant) hereby agree to amend the Mater agreement for Subcontracted Services IBM as Prime Contractor #4902A20003 between the parties dated June 14, 2002 (called the Subcontractor Agreement) as described below in this Amendment (“this Amendment” or “Amendment Three”).  This Amendment shall be effective on the date of last signature below.

Section 11. Term and Termination

The first paragraph of Section 11. Term and Termination is deleted in its entirety and replaced with the following:

“This Subcontractor Agreement shall remain in effect until December 31, 2010, unless earlier terminated pursuant to the provisions herein.  This Subcontractor Agreement may be extended upon conclusion of the terms by agreement of the Parties.”

To the extent that there is a conflict between the terms of the Subcontractor Agreement and this Amendment, as relates to this Amendment, the terms of the Amendment shall govern.  All other terms and conditions of the Subcontractor Agreement shall remain in full force and effect.   Once signed, the Parties agree that any reproduction of this Amendment made by reliable matters (i.e., photocopy or facsimile) shall be considered an original.

In witness Whereof, the Parties, acting through their authorized representatives, have caused this Amendment Three to be duly executed and effective as indicated above.

International Business Machines Corporation	Chordiant Software, Inc.
By:	/s/illegible for Thomas West	By:	/s/ Peter Norman
Name:	Thomas L. West	Name:	Peter Norman
Title:	Procurement Alliance Relationship Manager	Title:	Chief Financial Officer
Date	12/21/07	Date	Dec. 21, 2007